Exhibit 99.1

Signet Jewelers Limited
Amended and Restated 2018 Omnibus Incentive Plan

Article 1.	Establishment & Purpose
1.1    Establishment. Signet Jewelers Limited, an exempted company registered in Bermuda hereby establishes the 2018 Signet Jewelers Limited Omnibus Incentive Plan (hereinafter referred to as the “Plan”) as set forth in this document. The 2009 Signet Jewelers Limited Omnibus Incentive Plan (the “2009 Plan”) shall continue in effect and unchanged with respect to awards outstanding under such plan but no further awards shall be granted thereunder as of the Effective Date, and any Shares available under the 2009 Plan will not be available for Awards under the Plan or otherwise.
1.2    Purpose of the Plan. The purpose of this Plan is to attract, retain and motivate officers, employees, non-employee directors, consultants and other personal service providers providing services to the Company, any of its Subsidiaries, or Affiliates and to promote the success of the Company’s business by providing the participants of the Plan with appropriate incentives.

Article 2.	Definitions
Whenever capitalized in the Plan, the following terms shall have the meanings set forth below.
2.1    “Affiliate” means any entity that the Company, either directly or indirectly, is in common control with, is controlled by or controls, or any entity that the Company has a substantial direct or indirect equity interest in, as determined by the Board.
2.2    “Award” means any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Other Share-Based Award or Cash Award that is granted under the Plan.
2.3    “Award Agreement” means either (a) a written or electronic agreement entered into by the Company and a Participant setting forth the terms and provisions applicable to an Award granted under this Plan, or (b) a written or electronic statement issued by the Company, a Subsidiary, or Affiliate to a Participant describing the terms and conditions of the actual grant of such Award.
2.4    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
2.5    “Board” means the Board of Directors of the Company.
2.6    “Cash Award” means an Award denominated in cash granted from time to time under Article 11 of the Plan.
2.7    “Change of Control” unless otherwise specified in the Award Agreement, means the occurrence of any of the following events:
(a)Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting shares of the Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”) including by way of merger, amalgamation, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not be taken into account in determining whether a Change of Control has occurred: (i) any acquisition of voting shares of the Company directly from the Company or (ii) any acquisition by the Company or any of its Subsidiaries of Outstanding Company Voting Securities, including an acquisition by any employee benefit plan or related trust sponsored or maintained by the Company, or any of its Subsidiaries;
(b)The following individuals (the “Incumbent Directors”) cease for any reason to constitute a majority of the number of directors then serving on the Board: individuals who, on the Effective Date, constitute the Board and any new director whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved or recommended (other than such new director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent or proxy solicitation, relating to the election of directors of the Company by or on behalf of a Person other than the Board);
(c)Consummation of a reorganization, merger, amalgamation or consolidation involving the Company or a sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless, following such Business Combination: (i) individuals and entities that were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial

Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns all or substantially all of the voting power of the outstanding voting securities entitled to vote generally in the election of directors or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination and (ii) at least a majority of the members of the board of directors (or comparable governing body) of the Successor Entity immediately following the Business Combination were Incumbent Directors (including persons deemed to be Incumbent Directors) at the time of the execution of the initial agreement providing for such Business Combination.
Notwithstanding the foregoing, solely for purposes of determining the timing of payment or timing of distribution for purposes of an Award that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, a Change of Control shall not be deemed to have occurred unless the events that have occurred will also constitute a “change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation,” of the Company under Section 409A, or any successor provision.
2.8    “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
2.9    “Committee” means (i) the Compensation Committee of the Board or a subcommittee of the Compensation Committee of the Board, (ii) such other committee designated by the Board to administer this Plan or (iii) the Board.
2.10    “Company” means Signet Jewelers Limited, registered in Bermuda no. 42069, and any successor thereto.
2.11    “Effective Date” means the date set forth in Section 16.18.
2.12    “Eligible Person” means any person who is an Employee, Non-Employee Director, consultant or other personal service provider of the Company or any of its Subsidiaries or Affiliates.
2.13    “Employee” means an officer or other employee of the Company, a Subsidiary or Affiliate, including a member of the Board who is an employee of the Company, a Subsidiary or Affiliate.
2.14    “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
2.15    “Fair Market Value” means, as of any date, the per Share value determined as follows, in accordance with the applicable provisions of Section 409A of the Code to the extent required for setting the Option Price or grant price:
(a)    The closing price on the New York Stock Exchange or other recognized stock exchange or any established over-the-counter trading system on which dealings take place or if such date is not a trading day, the first trading day immediately preceding such date or such other method based on actual transactions in such Shares as reported by such market, as determined by the Committee; or
(b)    In the absence of an established market for the Shares of the type described above, the per Share Fair Market Value thereof shall be determined by the Committee in good faith.
2.16    “Incentive Stock Option” means an Option intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code and designated as an Incentive Stock Option.
2.17    “New York Stock Exchange” means the New York Stock Exchange or any successor body carrying on the business of the New York Stock Exchange.
2.18    “Non-Employee Director” means a person defined in Rule 16b-3(b)(3) promulgated by the Securities and Exchange Commission under the Exchange Act, or any successor definition adopted by the Securities and Exchange Commission.
2.19    “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.
2.20    “Other Share-Based Award” means any right granted under Article 10 of the Plan.
2.21    “Option” means any stock option granted from time to time under Article 6 of the Plan.
2.22    “Option Price” means the purchase price per Share subject to an Option, as determined pursuant to Section 6.2 of the Plan.
2.23    “Participant” means any Eligible Person (or any permitted holder under Section 16.5) who holds an outstanding Award under the Plan.
2.24    “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof.

2.25    “Plan” means the Signet Jewelers Limited 2018 Omnibus Incentive Plan, as set forth herein, as may be amended from time to time and includes any sub-plan or appendix that may be created and approved by the Board.
2.26    “Plan Year” means the applicable fiscal year of the Company.
2.27    “Restricted Stock” means Shares granted from time to time under Article 8 of the Plan.
2.28    “Restriction Period” means the period during which Restricted Stock awarded under Article 8 of the Plan is subject to forfeiture.
2.29    “Service” means a Participant’s employment with the Company or any Subsidiary or Affiliate or a Participant’s service as a Non-Employee Director, consultant or other service provider with the Company or any Subsidiary or Affiliate, as applicable.
2.30    “Share” means a common share of the Company, par value $0.18 per share, or such other class or kind of shares or other securities resulting from the application of Section 13.1.
2.31    “Stock Appreciation Right” means any right granted from time to time under Article 7 of the Plan.
2.32    “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company (or any parent of the Company) if each of the corporations, other than the last corporation in each unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Article 3.	Administration
3.1    Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. To the extent determined by the Board, each member shall be (i) a Non-Employee Director and (ii) an “independent director” within the meaning of the listing requirements of any exchange or trading system on which the Company is listed. Notwithstanding the foregoing, the mere fact that a Committee member shall fail to qualify under any of the foregoing requirements shall not invalidate any Award made by the Committee which Award is otherwise validly made under the Plan. Neither the Company nor any member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award thereunder.
3.2    Authority of the Committee. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (i) determine the Eligible Persons to whom Awards shall be granted under the Plan, (ii) prescribe the restrictions, terms and conditions of all Awards, (iii) interpret the Plan and terms of the Awards, (iv) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and interpret, amend or revoke any such rules, (v) make all determinations with respect to a Participant’s Service and the termination of such Service for purposes of any Award, (vi) correct any defect(s) or omission(s) or reconcile any ambiguity(ies) or inconsistency(ies) in the Plan or any Award thereunder, (vii) make all determinations it deems advisable for the administration of the Plan, (viii) decide all disputes arising in connection with the Plan and to otherwise supervise the administration of the Plan, (ix) subject to the terms of the Plan, amend the terms of an Award, (x) accelerate the vesting or, to the extent applicable, exercisability of any Award at any time (including, but not limited to, upon a Change of Control or upon termination of Service under certain circumstances, as set forth in the Award Agreement or otherwise), and (xi) adopt such procedures, modifications or subplans as are necessary or appropriate to permit participation in the Plan by Eligible Persons who are foreign nationals or employed outside of the United States. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or board of directors of a Subsidiary or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations, and actions by the Committee shall be final, conclusive, and binding upon all parties.
3.3    Delegation. The Committee shall have the right, from time to time, to delegate in writing to one or more officers of the Company or a Subsidiary the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of the provisions of the Companies Act 1981, as amended of Bermuda and the bye-laws of the Company (or any successor provision) or such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards granted to any member of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company or a Subsidiary, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.

Article 4.	Eligibility and Participation
4.1    Eligibility. Participants will consist of such Eligible Persons as the Committee in its sole discretion determines and whom the Committee may designate from time to time to receive Awards. In selecting Eligible Persons to be Participants, and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate. Designation of a Participant in any year shall not require the Committee to designate such person to receive an Award in any other year or, once designated, to receive the same type or amount of Award as granted to the Participant in any other year.
4.2    Type of Awards. Awards under the Plan may be granted in any one or a combination of:
(a)Options, (b) Stock Appreciation Rights, (c) Restricted Stock, (d) Restricted Stock Units, (e) Other Share-Based Awards and (f) Cash Awards. Awards granted under the Plan shall be evidenced by Award Agreements (which need not be identical) that provide additional terms and conditions associated with such Awards, as determined by the Committee in its sole discretion; provided, however, that in the event of any conflict between the provisions of the Plan and any such Award Agreement, the provisions of the Plan shall prevail.

Article 5.	Shares Subject to the Plan and Maximum Awards
5.1    Number of Shares Available for Awards.
(a)General. Subject to adjustment as provided in Article 13 hereof, the maximum number of Shares available for issuance to Participants pursuant to Awards under the Plan shall be 6,075,000 Shares. The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 6,075,000 Shares, subject to Article 13 hereof. The Shares available for issuance under the Plan may consist, in whole or in part, of authorized and unissued Shares or treasury Shares.
(b)Share Replenishment. Any Shares delivered to the Company as part or full satisfaction of the Option Price or grant price of an Option or Stock Appreciation Right or to satisfy the withholding obligation with respect to an Option or Stock Appreciation Right, shall not be available for future Awards (such that, with respect to a Stock Appreciation Right that is settled in Shares, the gross number of Shares pursuant to such Award shall not be available for future Awards). Any Shares delivered to the Company as part or full satisfaction of the purchase price of an Award, other than an Option or Stock Appreciation Right, or to satisfy the withholding obligation with respect to an Award, other than an Option or Stock Appreciation Right, shall again be available for Awards. In the event that any outstanding Award expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such Award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall again be available for Awards. If the Committee authorizes the assumption under this Plan, in connection with any merger, amalgamation, consolidation, acquisition of property or stock, or reorganization, of awards granted under another plan, such assumption shall not reduce the maximum number of Shares available for issuance under this Plan. In the event that any outstanding award under the 2009 Plan expires, is forfeited, cancelled or otherwise terminated without the issuance of Shares or is otherwise settled for cash, the Shares subject to such award, to the extent of any such forfeiture, cancellation, expiration, termination or settlement for cash, shall be available for Awards under the Plan.
(c)Minimum Vesting. The vesting period applicable to all Awards (or any portion of an Award), other than Cash Awards, shall be no less than one year; provided that up to 5% of Shares available for issuance to Participants pursuant to Awards under the Plan may be granted without regard to any minimum vesting period.
(d)Awards Granted to Non-Employee Directors. No Non-Employee Director of the Company or a Subsidiary or Affiliate may be granted, during any Plan Year, Awards having a fair value (determined on the date of grant) that, when added to the cash compensation paid by the Company to the Non-Employee Director during the same Plan Year, exceeds $1,500,000.

Article 6.	Stock Options
6.1    Grant of Options. The Committee is hereby authorized to grant Options to Eligible Persons. Options may be granted to an Eligible Person to the extent the Company is an “eligible issuer,” as defined in Section 409A, with respect to such person. Options shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall determine. Options shall permit a Participant to purchase from the Company a stated number of Shares at an Option Price established by the Committee, subject to the terms and conditions described in this Article

6 and to such additional terms and conditions, as established by the Committee, in its sole discretion, that are consistent with the provisions of the Plan. Options shall be designated as either Incentive Stock Options or Nonqualified Stock Options.
6.2    Option Price. The Option Price shall be determined by the Committee at the time of grant, but shall not be less than the Fair Market Value of a Share on the date of grant.
6.3    Vesting and Exercisability of Options. The Committee shall, in its discretion, prescribe in an Award Agreement the time or times at which or the conditions upon which, an Option or portion thereof shall become vested and/or exercisable, subject to Section 5.1(c). The requirements for vesting and exercisability of an Option may be based on the continued Service of the Participant for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion.
6.4    Option Term. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised; provided, however, that the maximum term of a Stock Option shall be ten (10) years from the date of grant. The Committee may provide that a Stock Option will cease to be exercisable upon or at the end of a specified time period following a termination of Service for any reason as set forth in the Award Agreement or otherwise. Subject to Section 409A of the Code and the provisions of this Article 6, the Committee may extend at any time the period in which a Stock Option may be exercised.
6.5    Method of Exercise. Subject to such terms and conditions as specified in an Award Agreement, an Option may be exercised for all, or any part, of the Shares for which it is then exercisable at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate Option Price and applicable tax withholding, pursuant to Section 16.3 of the Plan. For purposes of this Article 6, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to clauses (i), (ii), (iii), (iv) or (v) in the following sentence (including the applicable tax withholding pursuant to Section 16.3 of the Plan). The aggregate Option Price for the Shares as to which an Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Participant (i) in cash or its equivalent (e.g., by cashier’s check), (ii) to the extent permitted by the Committee, in Shares (whether or not previously owned by the Participant) having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee, (iii) partly in cash and, to the extent permitted by the Committee, partly in such Shares (as described in (ii) above), (iv) to the extent permitted by the Committee, by reducing the number of Shares otherwise deliverable upon the exercise of the Option by the number of Shares having a Fair Market Value on the date of exercise equal to the Option Price or (v) if there is a public market for the Shares at such time, subject to such requirements as may be imposed by the Committee, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. The Committee may prescribe any other method of payment that it determines to be consistent with applicable law and the purpose of the Plan.
6.6    Additional Rules for Incentive Stock Options.
(a)Eligibility. An Incentive Stock Option shall be interpreted to comply with Section 422 of the Code and the Treasury Regulations thereunder. Incentive Stock Options may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation Section 1.421-1(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.
(b)Annual Limits. No Incentive Stock Option shall be granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which incentive stock options under Section 422 of the Code are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary corporation under Section 424(f) of the Code, would exceed $100,000, determined in accordance with Section 422(d) of the Code. This limitation shall be applied by taking Options into account in the order in which granted. Any Option grant that exceeds such limit shall be treated as a Nonqualified Stock Option.
(c)Additional Limitations. In the case of any Incentive Stock Option granted to an Eligible Person who owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), shares possessing more than ten percent (10%) of the total combined voting power of all classes of shares of the Company or any subsidiary corporation under Section 424(f) of the Code, the Option Price shall not be less than one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant and the maximum term shall be five (5) years.
(d)Termination of Service. An Award of an Incentive Stock Option may provide that such Option may be exercised not later than (i) three (3) months following termination of Service of the Participant with the Company and all subsidiary corporations under Section 424(f) of the Code (other than as set forth in clause (ii)

of this Section 6.6(d)) or (ii) one year following termination of Service of the Participant with the Company and all subsidiary corporations under Section 424(f) of the Code due to death or permanent and total disability within the meaning of Section 22(e)(3) of the Code, in each case as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
(e)Other Terms and Conditions. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Option that is granted as an Incentive Stock Option shall, to the extent it fails to qualify as an “incentive stock option” under the Code, be treated as a Nonqualified Stock Option
(f)Disqualifying Dispositions. If Shares acquired by exercise of an Incentive Stock Option are disposed of within two years following the date of grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
6.7    Repricing Prohibited. Subject to the adjustment provisions contained in Section 13.1 hereof, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cancel an Option when the Option Price per share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change of Control) or cause the cancellation, substitution or amendment of an Option that would have the effect of reducing the Option Price of such Option previously granted under the Plan or otherwise approve any modification to such Option, that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange or other principal exchange on which the Shares are then listed
6.8    No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the Shares underlying an Option until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement. Dividends shall not be paid with respect to Shares subject to an Option and dividend equivalent rights may not be granted with respect to Shares subject to an Option.

Article 7.	Stock Appreciation Rights
7.1    Grant of Stock Appreciation Rights. The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons, including a grant of Stock Appreciation Rights in tandem with any Option at the same time such Option is granted (a “Tandem SAR”). Stock Appreciation Rights shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall determine. Subject to the terms of the Plan and any applicable Award Agreement, a Stock Appreciation Right granted under the Plan shall confer on the Participant a right to receive, upon exercise thereof, the excess of (a) the Fair Market Value of a specified number of Shares on the date of exercise over (b) the grant price of the right as specified by the Committee on the date of the grant. Such payment may be in the form of cash, Share, other property or any combination thereof, as the Committee shall determine in its sole discretion. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event.
7.2    Grant Price of Stock Appreciation Rights. The grant price of a Stock Appreciation Right shall be determined by the Committee at the time of grant, but shall not be less than the Fair Market Value of a Share on the date of grant.
7.3    Vesting of Stock Appreciation Rights. The Committee shall, in its discretion, prescribe in an Award Agreement the time or times at which or the conditions upon which, a Stock Appreciation or portion thereof shall become vested and/or exercisable, subject to Section 5.1(c). The requirements for vesting and exercisability of a Stock Appreciation Right may be based on the continued Service of the Participant for a specified time period (or periods), on the attainment of a specified performance goal(s) and/or on such other terms and conditions as approved by the Committee in its discretion.
7.4    Stock Appreciation Right Term. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Appreciation Right may be exercised and the methods of exercise or settlement; provided, however, that the maximum term of a Stock Appreciation Right shall be ten (10 years). The Committee may impose such other conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.
7.5    Tandem Stock Appreciation Rights and Options. A Tandem SAR shall be exercisable only to the extent that the related Option is exercisable and shall expire no later than the expiration of the related Option. Upon the exercise of all or a portion of a Tandem SAR, a Participant shall be required to forfeit the right to purchase an equivalent portion of the related Option (and, when a Share is purchased under the related Option, the Participant shall be required to forfeit an equivalent portion of the Stock Appreciation Right).

7.6    Repricing Prohibited. Subject to the adjustment provisions contained in Section 13.1 hereof, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cancel a Stock Appreciation Right when the grant price per share exceeds the Fair Market Value of one Share in exchange for cash or another Award (other than in connection with a Change of Control) or cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the grant price of such a Stock Appreciation Right previously granted under the Plan or otherwise approve any modification to such Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements adopted by the New York Stock Exchange or other principal exchange on which the Shares are then listed.
7.7    No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the Stock Appreciation Rights or Tandem SARs until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement. Dividends shall not be paid with respect to a Stock Appreciation Right or Tandem SAR and dividend equivalent rights may not be granted with respect to a Stock Appreciation Right or Tandem SAR.

Article 8.	Restricted Stock
8.1    Grant of Restricted Stock. The Committee is hereby authorized to grant Restricted Stock to Eligible Persons. An Award of Restricted Stock is a grant by the Committee of a specified number of Shares to the Participant, which Shares are subject to forfeiture upon the occurrence of specified events. The Committee may require the payment by the Participant of a specified purchase price in connection with any Award of Restricted Stock. Restricted Stock shall be evidenced by an Award Agreement, which shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall determine.
8.2    Vesting of Restricted Stock Awards. The Committee shall, in its discretion, prescribe in an Award Agreement the period(s) of restriction and the performance, employment or other conditions (including the termination of a Participant’s Service) under which the Restricted Stock may be forfeited to the Company, subject to Section 5.1(c).
8.3    Terms of Restricted Stock Awards. Any Restricted Stock granted under the Plan shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a share certificate or certificates (in which case, the certificate(s) representing such Shares shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the Restriction Period and deposited by the Participant, together with a stock power endorsed in blank, with the Company, to be held in escrow during the Restriction Period). At the end of the Restriction Period, the restrictions imposed hereunder and under the Award Agreement shall lapse with respect to the number of Shares of Restricted Stock as determined by the Committee, and the legend shall be removed and such number of Shares delivered to the Participant (or, where appropriate, the Participant’s legal representative).
8.4    Voting and Dividend Rights. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding Restricted Stock granted hereunder shall have the right to exercise voting rights with respect to the Restricted Stock during the Restriction Period (the Committee may require a Participant to grant an irrevocable proxy and power of substitution) and have the right to receive dividends on the Restricted Stock during the Restriction Period (and, if so, on what terms); provided that if a Participant has the right to receive dividends paid with respect to Restricted Stock, such dividends shall be subject to the same vesting terms as the related Restricted Stock.
8.5    Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code concerning Restricted Stock, the Participant shall be required to file promptly a copy of such election with the Company.

Article 9.	Restricted Stock Units
9.1    Grant of Restricted Stock Units. The Committee is hereby authorized to grant Restricted Stock Units to Eligible Persons. Restricted Stock Units represent the right to receive Shares or cash, or a combination thereof, at a specified date in the future. Restricted Stock Units shall be subject to such restrictions and conditions as the Committee shall determine. Restricted Stock Units shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall determine.
9.2    Vesting of Restricted Stock Units. The Committee shall, in its discretion, prescribe in an award agreement the vesting requirements with respect to Restricted Stock Units, subject to Section 5.1(c). The requirements for vesting of a Restricted Stock Unit may be based on the continued Service of the Participant for a specified time period (or periods) and/or on such other terms and conditions as approved by the Committee (including performance goal(s)).
9.3    Payment of Restricted Stock Units. Restricted Stock Units shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit may be made, as approved by the Committee and set forth in the Award Agreement, in cash or in Shares or in a combination thereof. Any cash payment for or in respect of a Restricted Stock Unit shall be made based upon the Fair Market Value of a Share on the payment date.

9.4    Dividend Equivalent Rights. Dividends shall not be paid with respect to Restricted Stock Units. Dividend equivalent rights may be granted with respect to the Shares subject to Restricted Stock Units to the extent permitted by the Committee and set forth in the applicable Award Agreement; provided that any dividend equivalent rights granted shall be subject to the same vesting terms as the related Restricted Stock Units.
9.5    No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the Shares subject to a Restricted Stock Unit until such time as Shares are delivered to the Participant pursuant to the terms of the Award Agreement

Article 10.	Other Share-Based Awards
The Committee is hereby authorized, in its discretion, to grant Awards of Shares and Awards that are valued, in whole or in part, by reference to, or are otherwise based on the Fair Market Value of, Shares (the “Other Share-Based Awards”), including without limitation, phantom awards, to Eligible Persons. Other Share-Based Awards shall be evidenced by Award Agreements that shall conform to the requirements of the Plan and may contain such other provisions as the Committee shall determine. The Committee shall determine and set forth in a Participant’s Award Agreement whether or not a Participant holding an Other Share-Based Award granted hereunder shall have the right to receive dividends or dividend equivalents with respect to Shares underlying the Other Share-Based Award (and, if so, on what terms); provided that if a Participant has the right to receive dividends or dividend equivalents, such rights shall be subject to the same vesting terms as the related Other Share-Based Award. Such Other Share-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of Service, the occurrence of an event and/or the attainment of performance objectives. Other Share-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine to whom and when Other Share-Based Awards will be made, the number of Shares to be awarded under (or otherwise related to) such Other Share-Based Awards, whether such Other Share-Based Awards shall be settled in cash, Shares or a combination of cash and Shares, and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable), subject to Section 5.1(c).

Article 11.	Cash Awards
11.1    Grant of Cash Awards. The committee is hereby authorized to grant Cash Awards to Eligible Persons. Each Cash Award shall be denominated in cash and shall be evidenced by an Award Agreement that shall conform to the requirements of the Plan and may contain such other provisions as the Committee may determine. The Committee may accelerate the vesting of a Cash Award upon a Change of Control or termination of Service under certain circumstances, as set forth in the applicable Award Agreement.
11.2    Payment. Payment amounts may be based on the attainment of specified levels of the performance goals, including, if applicable, specified threshold, target and maximum performance levels, and performance falling between such levels. The requirements for payment may be also based upon the continued Service of the Participant with the Company or a Subsidiary or Affiliate during a specified period and on such other conditions as determined by the Committee and set forth in the applicable Award Agreement.

Article 12.	Compliance with Section 409A of the Code and Section 457A of the Code
12.1    General. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 409A of the Code (“Section 409A”), such that there are no adverse tax consequences, interest, or penalties as a result of the Awards. Notwithstanding the Company’s intention, in the event any Award is or may be subject to the taxes and penalties under Section 409A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 409A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 409A, including without limitation any such regulations guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.
12.2    Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or Award Agreement, any payment(s) of nonqualified deferred compensation (within the meaning of Section 409A) that are otherwise required to be made under the Plan to a “specified employee” (as defined under Section 409A) as a result of his or her separation from service (other than a payment that is not subject to Section 409A) shall be delayed for the first six (6) months following such separation from service (or, if earlier, the date of death of the specified employee) and shall instead be paid (in a manner set forth in the Award Agreement) on the payment date that immediately follows the end of such six-month period or as soon as administratively practicable thereafter, and any remaining payments shall be paid or provided in accordance with the normal payment dates specified for them in the Plan or Award Agreement.

12.3    Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan or any Award Agreement providing for the payment of any amounts or benefits that are considered nonqualified deferred compensation under Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A and the payment thereof prior to a “separation from service” would violate Section 409A. For purposes of any such provision of the Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”
12.4    Section 457A. The Company intends that any Awards be structured in compliance with, or to satisfy an exemption from, Section 457A of the Code (“Section 457A”) and all regulations, guidance, compliance programs and other interpretative authority thereunder, such that there are no adverse tax consequences, interest, or penalties as a result of the payments. Notwithstanding the Company’s intention, in the event any Award is subject to Section 457A, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (a) exempt the Plan and/or any Award from the application of Section 457A, (b) preserve the intended tax treatment of any such Award, or (c) comply with the requirements of Section 457A, including without limitation any such regulations, guidance, compliance programs and other interpretative authority that may be issued after the date of the grant.

Article 13.	Adjustments
13.1    Adjustments in Authorized Shares. In the event of any corporate event or transaction involving the Company, a Subsidiary and/or an Affiliate (including, but not limited to, a change in the Shares of the Company or the capitalization of the Company) such as a merger, amalgamation, consolidation, reorganization, recapitalization, reclassification, separation, stock dividend, extraordinary cash dividend, stock split, reverse stock split, split up, spin-off, combination of Shares, exchange of Shares, dividend in kind, amalgamation, or other like change in capital structure (other than normal cash dividends to shareholders of the Company), or any similar corporate event or transaction, the Committee shall, in the manner and to the extent it considers appropriate and equitable to Participants and consistent with the terms of the Plan, cause an adjustment to be made to (i) the maximum number and kind of Shares, units or other securities or property that may be issued under the Plan or under particular forms of Awards, (ii) the number and kind of Shares, units or other rights subject to then outstanding Awards, (iii) the Option Price, grant price or purchase price for each share or unit or other right subject to then outstanding Awards, (iv) other value determinations applicable to the Plan and/or outstanding Awards, and (v) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, in the case of Incentive Stock Options, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 424(a) of the Code, unless otherwise determined by the Committee.
13.2    Change of Control. Upon the occurrence of a Change of Control after the Effective Date, unless otherwise specifically prohibited under applicable laws or by the applicable rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award Agreement, the Committee is authorized (but not obligated) to make adjustments in the terms and conditions of outstanding Awards, including without limitation the following (or any combination thereof): (i) continuation or assumption of such outstanding Awards under the Plan by the Company (if it is the surviving company or corporation) or by the surviving company or corporation or its parent; (ii) substitution by the surviving company or corporation or its parent of Awards with substantially the same terms for such outstanding Awards; (iii) accelerated exercisability, vesting and/or lapse of restrictions under outstanding Awards immediately prior to the occurrence of such event; (iv) upon written notice, provide that any outstanding Awards must be exercised, to the extent then exercisable, during a reasonable period of time immediately prior to the scheduled consummation of the event, or such other period as determined by the Committee (contingent upon the consummation of the event), and at the end of such period, such Awards shall terminate to the extent not so exercised within the relevant period; and (v) cancellation of all or any portion of outstanding Awards for fair value (as determined in the sole discretion of the Committee and which may be zero) which, in the case of Options and Stock Appreciation Rights or similar Awards, may equal the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of Shares subject to such Awards (or, if no such consideration is paid, Fair Market Value of the Shares subject to such outstanding Awards or portion thereof being canceled) over the aggregate Option Price or grant price, as applicable, with respect to such Awards or portion thereof being canceled, or if no such excess, zero; provided further, that if any payments or other consideration payable to holders of Shares are deferred and/or contingent as a result of escrows, earn outs, holdbacks or any other contingencies, payments under this provision may be made subject to the same terms and conditions applicable to the holders of Shares generally in connection with the Change of Control.

Article 14.	Forfeiture Events
14.1    General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award are subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, without limitation, termination of Service for Cause, violation of material Company policies, breach of noncompetition, non-solicitation, confidentiality or other restrictive covenants that may apply to the Participant or other conduct by the Participant that is detrimental to the business or reputation of the Company.
14.2     Termination for Cause.
(a)Treatment of Awards. Unless otherwise provided by the Committee and set forth in an Award Agreement, if (i) a Participant’s Service with the Company or any Subsidiary or Affiliate shall be terminated for Cause or (ii) after termination of Service for any other reason, the Committee determines in its discretion either that, (1) during the Participant’s period of Service, the Participant engaged in an act which would have warranted termination of Service for Cause or (2) after termination, the Participant engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary or Affiliate, such Participant’s rights, payments and benefits with respect to an Award shall be subject to cancellation, forfeiture and/or recoupment. The Committee shall have the power to determine whether the Participant has been terminated for Cause, the date upon which such termination for Cause occurs, whether the Participant engaged in an act which would have warranted termination of Service for Cause or engaged in conduct that violated any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary or Affiliate. Any such determination shall be final, conclusive and binding upon all Persons. In addition, if the Committee shall reasonably determine that a Participant has committed or may have committed any act which could constitute the basis for a termination of such Participant’s Service for Cause or violates any continuing obligation or duty of the Participant in respect of the Company or any Subsidiary or Affiliate, the Committee may suspend the Participant’s rights to exercise any Stock Option or Stock Appreciation Right, receive any payment or vest in any right with respect to any Award pending a determination by the Committee of whether an act or omission could constitute the basis for a termination for Cause as provided in this Section 14.2.
(b)Definition of Cause. Unless otherwise defined in an Award Agreement, “Cause” shall mean: (i) fraud, embezzlement, gross insubordination on the part of the Participant or any act of moral turpitude or misconduct (which misconduct adversely affects the business or reputation of the Company or any Subsidiary or Affiliate) by the Participant; (ii) conviction of, or the entry of a plea of nolo contendere by, the Participant for any felony; or (iii) a material breach of, or the willful failure or refusal by the Participant to perform and discharge, his duties, responsibilities or obligations under any Agreement with the Company or a Subsidiary or Affiliate and any other agreement relating to the Participant’s provision of Service to the Company or any Subsidiary or Affiliate.
Any voluntary termination of Service or other engagement by the Participant in anticipation of an involuntary termination of the Participant’s Service for Cause shall be deemed to be a termination for “Cause.” Notwithstanding the foregoing, in the event that a Participant is party to an employment, severance or similar agreement with the Company or any of its affiliates and such agreement contains a definition of “Cause,” the definition of “Cause” set forth above shall be deemed replaced and superseded, with respect to such Participant, by the definition of “Cause” used in such employment, severance or similar agreement.
14.3    Accounting Restatement. If a Participant receives compensation pursuant to an Award under the Plan based on financial statements that are subsequently required to be restated in a way that would decrease the value of such compensation, the Participant will, to the extent not otherwise prohibited by law, upon the written request of the Company, forfeit and repay to the Company the difference between what the Participant received and what the Participant should have received based on the accounting restatement, in accordance with (i) the Company’s compensation recovery, “clawback” or similar policy, as may be in effect from time to time and (ii) any compensation recovery, “clawback” or similar policy made applicable by law including the provisions of Section 945 of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules, regulations and requirements adopted thereunder by the Securities and Exchange Commission and/or any national securities exchange on which the Company’s equity securities may be listed (the “Policy”). By accepting an Award hereunder, the Participant acknowledges and agrees that the Policy, whenever adopted, shall apply to such Award, and all incentive-based compensation payable pursuant to such Award shall be subject to forfeiture and repayment pursuant to the terms of the Policy.

Article 15.	Duration, Amendment, Modification, Suspension, and Termination
15.1    Duration of the Plan. Unless sooner terminated as provided in Section 15.2, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date.

15.2    Amendment, Modification, Suspension, and Termination of Plan. The Committee may amend, alter, suspend, discontinue, or terminate (for purposes of this Section 15.2, an “Action”) the Plan or any portion thereof or any Award (or Award Agreement) thereunder at any time; provided that no such Action shall be made, other than as permitted under Article 12 or 13, (i) without shareholder approval (A) if such approval is necessary to comply with any tax (e.g. with respect to Incentive Stock Options) or regulatory requirement applicable to the Plan or (B) if such Action requires shareholder approval under applicable stock exchange requirements, and (ii) without the written consent of the affected Participant, if such Action would materially diminish the rights of any Participant under any Award theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan, any Award or any Award Agreement without such consent of the Participant in such manner as it deems necessary to comply with applicable laws.

Article 16.	General Provisions
16.1    No Right to Service. The granting of an Award under the Plan shall impose no obligation on the Company, any Subsidiary or any Affiliate to continue the Service of a Participant and shall not lessen or affect any right that the Company, any Subsidiary or any Affiliate may have to terminate the Service of such Participant. No Participant or other Person shall have any claim to be granted any Award.
16.2    Settlement of Awards; Fractional Shares. Each Award Agreement shall establish the form in which the Award shall be settled. The Committee shall determine whether cash, Awards, other securities or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be rounded, forfeited or otherwise eliminated.
16.3    Tax Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require a Participant to remit to the Company, the minimum statutory amount (or the maximum or other rate as determined by the Committee in an Award Agreement or otherwise) to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan. With respect to required withholding, Participants may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory (or the maximum or other rate as determined by the Committee in an Award Agreement or otherwise) total tax that could be imposed on the transaction.
16.4    No Guarantees Regarding Tax Treatment. Participants (or their beneficiaries) shall be responsible for all taxes with respect to any Awards under the Plan. The Committee and the Company make no guarantees to any Person regarding the tax treatment of Awards or payments made under the Plan. Neither the Committee nor the Company has any obligation to take any action to prevent the assessment of any tax on any Person with respect to any Award under Section 409A of the Code or Section 457A of the Code or otherwise and none of the Company, any of its Subsidiaries or Affiliates, or any of their employees or representatives shall have any liability to a Participant with respect thereto.
16.5    Non-Transferability of Awards. Unless otherwise determined by the Committee, an Award shall not be transferable or assignable by the Participant except in the event of his death (subject to the applicable laws of descent and distribution) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate. No transfer shall be permitted for value or consideration. An award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant. Any permitted transfer of the Awards to heirs or legatees of the Participant shall not be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
16.6    Conditions and Restrictions on Shares. The Committee may impose such other conditions or restrictions on any Shares received in connection with an Award as it may deem advisable or desirable. These restrictions may include, but shall not be limited to, a requirement that the Participant hold the Shares received for a specified period of time or a requirement that a Participant represent and warrant in writing that the Participant is acquiring the Shares for investment and without any present intention to sell or distribute such Shares. The certificates for Shares may include any legend which the Committee deems appropriate to reflect any conditions and restrictions applicable to such Shares.
16.7    Compliance with Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies, or any stock exchanges on which the Shares are admitted to trading or listed, as may be required. The Company shall have no obligation to issue or deliver evidence of title for Shares issued under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and

(b)
Completion of any registration or other qualification of the Shares under any applicable national, state or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

The restrictions contained in this Section 16.7 shall be in addition to any conditions or restrictions that the Committee may impose pursuant to Section 16.6. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
16.8    Awards to Non-U.S. Employees or Directors. To comply with the laws in countries other than the United States in which the Company or any of its Subsidiaries or Affiliates operates or has Employees or Directors, the Committee, in its sole discretion, shall have the power and authority to:
(a)    Determine which Subsidiaries or Affiliates shall be covered by the Plan;
(b)    Determine which Eligible Persons outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Eligible Persons outside the United States to comply with applicable foreign laws;

(d)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals; and

(e)
Establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable. Any subplans and modifications to Plan terms and procedures established under this Section 16.8 by the Committee shall be appendices of the Plan.

16.9    Rights as a Shareholder. Except as otherwise provided herein or in the applicable Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award until the Participant becomes the record holder of such Shares.
16.10    Trading Policy and Other Restrictions. Transactions involving Awards under the Plan shall be subject to the Company’s Code for Securities Transactions and other restrictions, terms and conditions, to the extent established by the Committee or by applicable law, including any other applicable policies set by the Committee, from time to time
16.11    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person, or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.
16.12    Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company or any of its Subsidiaries or Affiliates may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative, or any other Person. To the extent that any Person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts. The Plan is not subject to the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.
16.13    No Constraint on Corporate Action. Nothing in the Plan shall be construed to (a) limit, impair, or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell, or transfer all or any part of its business or assets, or (b) limit the right or power of the Company to take any action which such entity deems to be necessary or appropriate.
16.14    Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.
16.15    Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Any action to enforce any of the provisions of the Plan or any Award Agreement shall be brought in a court in the State of Ohio located in Summit County or, if subject matter jurisdiction exists, in the Eastern Division of the U.S. District Court for the Northern District of Ohio. The Company and any Participant consent to the jurisdiction of such courts and to the service of process in any manner provided by applicable Ohio or federal law. Each party irrevocably waives any objection which it may now or hereafter have to the laying of the venue of any such suit, action, or proceeding brought in such court and any claim that such suit, action, or proceeding brought in such court has been brought in an inconvenient forum and agrees that service of process in accordance with the foregoing sentences shall be deemed in every respect effective and valid personal service of process upon such party.
PARTICIPANT ACKNOWLEDGES THAT, BY ACCEPTING AN AWARD AGREEMENT UNDER THE PLAN, PARTICIPANT IS WAIVING ANY RIGHT THAT PARTICIPANT MAY HAVE TO A JURY TRIAL RELATED TO THIS PLAN OR ANY AWARD AGREEMENT THEREUNDER.
16.16    Waiver of Certain Claims. By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his or her office or Service with the Company, any Subsidiary or Affiliate for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his or her ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board or Committee pursuant to a discretion contained in the Plan or any Award Agreement or the provisions of any statute or law relating to taxation.
16.17    Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of introducing and administering the Plan. The Company may share such information with any Subsidiary or Affiliate, the trustee of any employee benefit trust, its registrars, trustees, brokers, other third party administrator or any Person who obtains control of the Company or acquires the company, undertaking or part-undertaking which employs the Participant, wherever situated.
16.18    Effective Date. The Plan shall be effective as of the date of adoption by the Board, which date is set forth below (the “Effective Date”).
16.19    Shareholder Approval. The Plan will be submitted for approval by the shareholders of the Company at an annual meeting or any special meeting of shareholders of the Company within twelve (12) months of the Effective Date. Any Awards granted under the Plan prior to such approval of shareholders shall be effective as of the date of grant, but no such Award may be exercised or settled and no restrictions relating to any Award may lapse prior to such shareholder approval, and if shareholders fail to approve the Plan as specified hereunder, the Plan and any Award shall be terminated and cancelled without consideration.

*    *    *

This Plan was duly adopted and approved by the Board of Directors of the Company by resolution at a meeting held on the 25th day of April, 2018 (“Effective Date”).
The Amended and Restated Plan was duly adopted and approved by the Board of Directors and the shareholders of the Company effective June 12, 2020.